CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 16, 2023, relating to the financial statements and financial highlights of First Trust Dynamic Europe Equity Income Fund, appearing in the Annual Report on Form N-CSR of First Trust Dynamic Europe Equity Income Fund for the year ended December 31, 2022, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Miscellaneous Information” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

November 16, 2023